Exhibit 99.1

LIBERTY GLOBAL ANNOUNCES DEPARTURE OF DIEDERIK KARSTEN

BROADER REORGANIZATION PLAN WILL DELIVER MORE AGILE AND EFFICIENT OPERATING STRUCTURE

Denver - January 15, 2019

Liberty Global today announced the departure of Diederik Karsten. Karsten has been in senior leadership roles with Liberty Global since 2004, including Managing Director of the company’s Netherlands cable business; EVP, European Broadband Operations and, most recently, Chief Commercial Officer.

The change follows the company’s decision to begin simplifying its operating structure, including certain central functions managed by Karsten, as a result of recently completed and announced M&A transactions.

“I want to thank Diederik for his years of service to Liberty Global,” said Mike Fries, CEO, Liberty Global. “He has been a loyal and valuable member of my senior leadership team and, as Chief Commercial Officer, has helped to ensure that our local operating companies have world class expertise in customer relations and marketing. Our plan is to continue this evolution, bringing key capabilities closer to our customers.”

Today’s announcement is the first step in a broader reorganization program at Liberty Global, designed to decrease management layers and increase efficiency across both central and local operations.

In addition to the Commercial function, Liberty Global is making a number of changes to its operating structure in its central Technology & Innovation organization, which going forward will focus primarily on product development, technology strategy and other scalable functions.

These adaptations reflect the changing scope of Liberty Global’s business in the wake of the sale of its Austrian operation and in anticipation of completing the transaction with Vodafone for the sale of its businesses in Germany, Hungary, Romania and the Czech Republic.

Fries added, “We have incredible talent at all levels of Liberty Global, and these changes will help us create an even more agile, entrepreneurial and customer-focused company. With a track record of building and growing world class businesses and the strategic and financial capability to allocate capital in a rapidly changing landscape, I’m extremely excited about what lies ahead.”
ABOUT LIBERTY GLOBAL

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is the world’s largest international TV and broadband company, with operations in 10 European countries under the consumer brands Virgin Media, Unitymedia, Telenet and UPC. We invest in the infrastructure and digital platforms that empower our customers to make the most of the video, internet and communications revolution. Our substantial scale and commitment to innovation enable us to develop market-leading products delivered through next-generation networks that connect 21 million customers subscribing to 45 million TV, broadband internet and telephony services. We also serve 6 million mobile subscribers and offer WiFi service through 12 million access points across our footprint.

In addition, Liberty Global owns 50% of VodafoneZiggo, a joint venture in the Netherlands with 4 million customers subscribing to 10 million fixed-line and 5 million mobile services, as well as significant investments in ITV, All3Media, ITI Neovision, Casa Systems, LionsGate, the Formula E racing series and several regional sports networks.

For more information, please visit www.libertyglobal.com or contact:

Investor Relations:	Corporate Communications:
Matt Coates +44 20 8483 6333	Molly Bruce +1 303 220 4202
John Rea +1 303 220 4238	Matt Beake +44 20 8483 6428
Stefan Halters +1 303 784 4528